EXHIBIT 10.34

PROMISSORY NOTE

$8,535,000.00

As of November 30, 2006

FOR VALUE RECEIVED, and upon the terms and conditions set forth herein, ANGELES INCOME PROPERTIES, LTD II, a California limited partnership, doing business in North Carolina as Angeles Income Properties, Ltd. II, A California Limited Partnership (“Borrower”), promises to pay to the order of CAPMARK BANK, a Utah industrial bank (together with its successors and assigns, “Lender”), at Lender’s office located at c/o Capmark Finance Inc., 200 Witmer Road, P.O. Box 809, Horsham, Pennsylvania 19044-0809, Attn:  Servicing - Account Manager, or at such other place as Lender may designate to Borrower in writing from time to time, the principal amount of Eight Million Five Hundred Thirty-Five Thousand and 00/100 Dollars ($8,535,000.00), together with interest thereon, in the amounts, at the times and otherwise in accordance with the terms set forth in that certain Loan Agreement of even date herewith (“Loan Agreement”) between Borrower and Lender, which terms are incorporated herein by this reference.

ARTICLE 1
TERMS OF NOTE

1.1

Loan Agreement.  This Note is the promissory note referred to in the Loan Agreement.  All capitalized terms used herein and not defined herein have the meaning provided in the Loan Agreement.  All of the terms, conditions and provisions of the Loan Agreement applicable to this Note and the debt evidenced hereby are incorporated herein by this reference.

1.2

Negotiable Instrument.  Borrower agrees that this Note is a negotiable instrument, even though this Note, absent this paragraph, may not otherwise qualify as a negotiable instrument under applicable law.

1.3

Exculpation.  NOTWITHSTANDING ANY PROVISION HEREOF TO THE CONTRARY, BORROWER’S PERSONAL LIABILITY FOR PAYMENT OF THIS NOTE AND PERFORMANCE OF THE OBLIGATIONS UNDER THIS NOTE IS LIMITED IN THE SAME MANNER AND TO THE SAME EXTENT AS EXPRESSLY PROVIDED IN THE LOAN AGREEMENT.

1.4

Borrower’s Waivers.  Borrower, for itself and all others who may become liable for payment of all or any portion of this Note, hereby waives presentment for payment, demand, protest, and notice of dishonor, protest, nonpayment, demand, intent to accelerate, and acceleration.  Borrower, for itself and all others who may become liable for payment of all or any portion of this Note, hereby further waives and renounces, to the fullest extent permitted by law, all rights to the benefits of any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement, exemption and homestead now or hereafter provided, both as to party and property (real and personal), against the enforcement and collection of the obligations evidenced by this Note or any of the other Loan Documents.

1.5

Unconditional Payment.  Any payment received by Lender hereunder that is required to be refunded or recovered from Lender as a voidable preference or a fraudulent transfer or is otherwise set-aside pursuant to the Bankruptcy Code or any insolvency or other debtor relief law shall not be considered as a payment made on the Loan or under this Note.  Borrower’s liability under this Note to make such payment shall be reinstated, notwithstanding that this Note may have been marked satisfied and returned to Borrower or otherwise canceled, and such payment shall be immediately due and payable upon demand.

ARTICLE 2
DEFAULT AND REMEDIES

2.1

Event of Default.  The occurrence of an “Event of Default” as that term is defined under the Loan Agreement shall constitute an “Event of Default” under this Note.

2.2

Cumulative and Independent Remedies.  Following an Event of Default (which has not been waived in writing by Lender), Lender, without notice or consent from Borrower, shall be entitled to exercise all rights and remedies as have been provided to Lender hereunder, under the Loan Agreement and other Loan Documents, by law or in equity.  Such rights and remedies are cumulative and may be exercised independently, concurrently or successively in Lender’s sole discretion and as often as occasion therefor shall arise.  No partial exercise by Lender of any right or remedy will preclude further exercise thereof.  Notice or demand given to Borrower in any instance will not entitle Borrower to notice or demand in similar or other circumstances or constitute Lender’s waiver of its right to take any future action in any circumstance without notice or demand (except where expressly required by this Note to be given).  Lender may release security for the Loan, may release any party liable for the Loan, may grant extensions, renewals or forbearances with respect thereto, and may apply any security held by it to payment of the Loan, in each case without prejudice to its rights under this Note.  Lender will not be deemed as a consequence of its delay or failure to act, or any forbearances granted, to have waived or be estopped from exercising any of its rights or remedies.

ARTICLE 3
MISCELLANEOUS PROVISIONS

3.1

Incorporation from Loan Agreement.  All provisions of Articles 17 and 18, inclusive, of the Loan Agreement are incorporated into this Note by this reference, as if fully reproduced herein.

3.2

WAIVER OF JURY TRIAL.  BORROWER HEREBY WAIVES ITS RIGHT, TO THE FULL EXTENT PERMITTED BY LAW, AND AGREES NOT TO ELECT, A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS NOTE OR THE RELATIONSHIP BETWEEN THE PARTIES AS BORROWER AND LENDER.

IN WITNESS WHEREOF, the undersigned hereby signs, seals and delivers this Note, intending to be legally bound hereby.

ANGELES INCOME PROPERTIES, LTD. II, a California limited partnership, doing business in North Carolina as Angeles Income Properties, Ltd. II, A California Limited Partnership

By:

Angeles Realty Corporation II, a California corporation, its managing general partner

By: /s/Patti K. Fielding (SEAL)

  Patti K. Fielding

  Executive Vice President and Treasurer